Exhibit 99.2

GUITAR CENTER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$13,879	$15,153
Accounts receivable, net	50,899	53,916
Merchandise inventories	609,356	578,082
Prepaid expenses and other current assets	17,138	16,178
Deferred income taxes	22,203	22,739
Total current assets	713,475	686,068
Property and equipment, net	212,329	201,986
Goodwill	20,067	18,507
Intangible assets, net	7,907	7,612
Other assets, net	13,460	13,305
Total assets	$967,238	$927,478
Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$18,467	$20,243
Accounts payable	113,042	93,717
Accrued expenses and other current liabilities	84,756	117,595
Merchandise advances	24,877	26,830
Borrowings under revolving line of credit	135,000	101,144
Total current liabilities	376,142	359,529
Other long-term liabilities	18,701	17,292
Deferred income taxes	4,671	5,165
Long-term debt	1,064	1,416
Total liabilities	400,578	383,402
Minority interest	1,209	1,339
Stockholders’ equity:
Preferred stock	—	—
Common stock	295	295
Additional paid-in capital	469,706	464,217
Retained earnings	95,450	78,225
Total stockholders’ equity	565,451	542,737
Total liabilities and stockholders’ equity	$967,238	$927,478

GUITAR CENTER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2007	2006
Net sales	$534,483	$470,747
Cost of goods sold, buying and occupancy	380,107	334,241
Gross profit	154,376	136,506
Selling, general and administrative expenses	124,037	109,114
Operating income	30,339	27,392
Interest expense, net	1,793	1,852
Income before income taxes	28,546	25,540
Income taxes	11,419	9,833
Minority interest in loss	(98)	—
Net income	$17,225	$15,707
Net income per share:
Basic	$0.58	$0.60
Diluted	$0.57	$0.55
Weighted average shares outstanding:
Basic	29,507	26,176
Diluted	30,165	29,863